Exhibit 99.1

Enova to Acquire OnDeck to Create a Leading FinTech Company Serving Consumers and Small Businesses

Transaction Valued at $1.38 Per Share, Including $0.12 in Cash; Represents 90.4% Premium to OnDeck’s Closing Price as of July 27, 2020

Highly Accretive Transaction with Significant Cost and Revenue Synergy Opportunities

Combines World-Class Capabilities in Consumer and Small Business Online Lending Creating a Company with Scale and Financial Strength to Drive Further Growth and Shareholder Value

CHICAGO and NEW YORK – [July 28, 2020] – Enova International (NYSE: ENVA) and OnDeck® (NYSE: ONDK), today announced that they have entered into a definitive agreement under which Enova will acquire all outstanding shares of OnDeck in a cash and stock transaction valued at approximately $90 million. The implied price of $1.38 per OnDeck share reflects a 43.6% premium to its 90-day volume weighted average price and a 90.4% premium based on the closing price of $0.73 per OnDeck share on July 27, 2020.

This transaction brings together two complementary, market-leading businesses combining world-class capabilities in consumer and small business online lending. Enova and OnDeck are both innovators that have helped revolutionize online lending, using data and advanced analytics to simplify and expand access to financial services for underserved borrowers, while providing an unparalleled customer experience. Enova will add the OnDeck brand, products and services to its existing industry-leading portfolio to create a combined company with significant scale and diverse product offerings in consumer and small business market segments that banks and credit unions have difficulty serving. Together, Enova and OnDeck had $4.7 billion in originations in 2019 and have served approximately 7 million customers.

“This strategic transaction, which brings together two FinTech leaders, is a great opportunity for customers, employees and shareholders of both companies,” said David Fisher, CEO of Enova. “Together, our companies will be stronger because of the complementary strengths and synergies of our businesses. Acquiring a premier online small business lender and its ODX bank platform, and welcoming its innovative and talented team to Enova, will increase our scale and resources, providing us with opportunities to accelerate growth in our increasingly diversified portfolio as we continue to execute on our strategy to create long-term value for all of our stakeholders.”

Noah Breslow, OnDeck Chairman and CEO said, “I am proud of the business we have built and the more than $13 billion of financing we have provided to underserved small businesses since our founding in 2006. Following an extensive review of our strategic options, we believe this is the right path forward for our customers, employees and shareholders. Joining forces with Enova, a highly-respected and well-capitalized leader in online lending, and leveraging our combined scale and strengths, provides the best opportunity for our long-term success.”

Expected Strategic and Financial Benefits

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Highly Complementary Portfolio of Leading Brands: The combined company will have a portfolio of leading brands and products, with the scale and resources to invest in and drive innovation. Both companies are known for their data and advanced analytics, having created highly predictive, proprietary credit scoring systems for their respective markets.

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Enhanced Ability to Serve Changing Industry and Customer Landscapes: Together, Enova and OnDeck will be well positioned to further support small businesses and consumers in the wake of the COVID-19 pandemic. Both are mission-driven companies focused on empowering the growth and success of small businesses by providing access to efficient and transparent capital and helping hardworking people get access to fast, trustworthy credit.

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Increased Scale and Financial Strength: The combination will create a leading online financial services company with increased scale, more diversified revenues, stronger cash flow potential, meaningful synergies and increased flexibility to drive growth, profitability and shareholder value.

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Experienced Management and Strong, Innovative Cultures: Enova and OnDeck share innovative and customer-oriented cultures, led by experienced management teams who are committed to creating a great place to work for team members. Enova and its management also have a strong history of successfully executing and integrating transactions.

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Significant Shareholder Value Creation Opportunities: The transaction is anticipated to result in approximately $50 million in annual cost synergies and approximately $15 million in run-rate net revenue synergies to be fully phased-in by year-end 2022. The transaction is expected to be accretive in the first year post-closing and will generate earnings per share accretion of more than 40% when synergies are fully recognized. Shareholders of both companies will further benefit from the opportunity for long-term growth and upside through ownership in a stronger and more dynamic combined company.

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Strong Balance Street and Access to Capital Markets: On a pro forma basis, the combined company is expected to have a well-capitalized balance sheet and industry-leading profitability metrics. Enova has a strong funding profile and proven ability to access capital markets to fund and accelerate growth. As of March 31, 2020, on a pro forma basis the companies had combined gross receivables of $2.4 billion, 61% of which were small business assets and 39% consumer assets. For the year ended December 31, 2019, on a pro forma basis including synergies, Enova and OnDeck had estimated combined gross revenue of $1.65 billion, adjusted EBITDA of $427 million and adjusted earnings of $215 million.

Transaction Details

The transaction is valued at approximately $90 million, of which $8 million will be paid in cash. Under the terms of the agreement, OnDeck shareholders will receive $0.12 cents per share in cash and 0.092 shares of Enova common stock for each share of OnDeck held.

Upon completion of the transaction, OnDeck shareholders will own approximately 16.7% of the combined entity, with Enova shareholders owning approximately 83.3%.

The transaction has been unanimously approved by the boards of directors of both companies and is subject to OnDeck shareholder approval and regulatory approvals, along with customary closing conditions. The transaction is expected to close this year.

Board and Management

Mr. David Fisher will continue to lead the combined company. Mr. Noah Breslow will join the company as Vice Chairman and serve on the Enova management team.

Advisors

Jefferies LLC is acting as exclusive financial advisor to Enova, and Vedder Price P.C. is acting as its legal advisor. Evercore is acting as financial advisor to OnDeck and Kirkland & Ellis LLP is acting as its legal advisor.

Conference Call and Webcast Information

The transaction will be discussed on Enova’s second quarter 2020 earnings webcast and conference call at 4 p.m. Central Time / 5 p.m. Eastern Time today. The live webcast of the call can be accessed at the Enova Investor Relations website at http://ir.enova.com, along with the company’s earnings press release and supplemental financial information. The U.S. dial-in for the call is 1-855-560-2575 (1-412-542-4161 for non-U.S. callers). Please ask to be joined to the Enova call. A replay of the conference call will be available until August 4, 2020, at 10:59 p.m. Central Time / 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Enova Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-344-7529 (1-412-317-0088). The replay access code is 10146419.

Additional information about the transaction can also be found at ir.enova.com and investors.ondeck.com.

About Enova

Enova (NYSE: ENVA) is a leading provider of online financial services to non-prime consumers and small businesses, providing access to credit powered by its advanced analytics, innovative technology, and world-class online platform and services. Enova has provided nearly 7 million customers around the globe with access to more than $20 billion in loans and financing. The financial technology company has a portfolio of trusted brands serving consumers, including CashNetUSA®, NetCredit® and Simplic®; two brands serving small businesses, Headway Capital® and The Business Backer®; and offers online lending platform services to lenders. Through its Enova Decisions™ brand, it also delivers on-demand decision-making technology and real-time predictive analytics services to clients. You can learn more about the company and its brands at www.enova.com.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and digital technology to make real-time lending decisions and deliver capital rapidly to small businesses online. Today, OnDeck offers a wide range of term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly owned subsidiary. OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, about the business, strategy, financial condition and prospects of Enova and OnDeck, their expectations relating to the proposed transaction and their future financial condition and performance, including estimated synergies. Statements that are not historical facts, including statements about Enova’s and OnDeck’s managements’ beliefs and expectations, are forward-looking statements.  Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova’s and OnDeck’s respective senior management as of the date of this release and are not guarantees of future performance. The actual results of Enova and OnDeck could differ materially from those indicated by such forward-looking statements because of a number of factors affecting Enova’s and OnDeck’s respective businesses and risks associated with the successful execution and integration of the proposed transaction and the performance of their businesses following such transaction.  These factors include, among others, the occurrence of an event, change or other circumstance that could give rise to the termination of the merger agreement; the ability to complete the proposed transaction on the anticipated terms and timing and the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; the ability of Enova to integrate the OnDeck business successfully and to achieve anticipated synergies; potential litigation relating to the proposed transaction; the risk that disruptions from the proposed transaction will harm Enova’s and OnDeck’s business; continued availability of capital and financing on favorable terms or at all; legislative, regulatory and economic developments; potential business uncertainty, including changes to existing business relationships, as a result of the announcement of the transaction and during the pendency of the acquisition that could affect Enova’s and/or OnDeck’s financial performance; dilution caused by Enova’s issuance of additional shares of its common stock in connection with the proposed transaction; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and such other risks and uncertainties detailed in Enova’s and OnDeck’s periodic public filings with the SEC, including but not limited to those discussed under “Risk Factors” in Enova’s Form 10-K for the fiscal year ended December 31, 2019 and in its Form 10-Q for the quarterly period ended March 31, 2020; in OnDeck’s Form 10-K for the fiscal year ended December 31,

2019 and in its Form 10-Q for the quarterly period ended March 31, 2020; in Enova’s and OnDeck’s subsequent filings with the SEC and in other investor communications of Enova and OnDeck from time to time. These risks and uncertainties are beyond the ability of either Enova or OnDeck to control, and, in many cases, neither Enova nor OnDeck can predict all of the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Enova and OnDeck caution you not to put undue reliance on these forward-looking statements. Each of Enova and OnDeck disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

Non-GAAP Financial Information

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), this release includes certain non-GAAP financial measures.  Management uses these non-GAAP financial measures for internal managerial purposes and believes that their presentation is meaningful and useful in understanding the activities and business metrics of Enova’s and OnDeck’s respective operations.  Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Enova’s and OnDeck’s respective businesses that, when viewed with Enova’s and OnDeck’s respective GAAP results, provides a more complete understanding of factors and trends affecting Enova’s and OnDeck’s respective businesses.

Management provides such non-GAAP financial information for informational purposes and to enhance understanding of Enova’s and OnDeck’s GAAP consolidated financial statements.  Readers should consider the information in addition to, but not instead of, Enova’s and OnDeck’s financial statements prepared in accordance with GAAP.  This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Additional Information and Where To Find It

This document relates to a proposed transaction between Enova International, Inc. (“Enova”) and OnDeck Capital, Inc. (“OnDeck”) that will become the subject of a registration statement on Form S-4, including a proxy statement/prospectus forming a part thereof, to be filed with the Securities and Exchange Commission (“SEC”).  This document is not a substitute for the registration statement and proxy statement/prospectus that Enova and OnDeck expect to file with the SEC or any other document that Enova or OnDeck may file with the SEC or send to stockholders of OnDeck in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, ONDECK INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ENOVA OR ONDECK WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus, when available, and other relevant documents filed or that will be filed by Enova and OnDeck with the SEC through the website maintained by the SEC at www.sec.gov.  Copies of the registration statement and other relevant documents filed by Enova with the SEC will be available free of charge on its internet website at www.enova.com.  Copies of the proxy statement/prospectus and other relevant documents filed by OnDeck with the SEC will be available free of charge on Enova’s internet website at www.enova.com.

No Offer or Solicitation

This document does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Enova, OnDeck and their respective directors and executive officers may be considered participants in the solicitation of proxies from stockholders of OnDeck in connection with the proposed transaction.  Information about the directors and executive officers of OnDeck can be found in the proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 18, 2020, as supplemented.  Information about the directors and executive officers of Enova can be found in the proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 2, 2020.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

For more information, please contact:

Enova:

MEDIA: Kaitlin Lowey

media@enova.com

INVESTORS: Monica Gould

IR@enova.com

OnDeck:

MEDIA: Patrick Cuff

708.846.7827

pcuff@ondeck.com

INVESTORS: Steve Klimas

646.668.3582

sklimas@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace and ODX are trademarks of OnDeck Capital, Inc. or its subsidiaries.